Exhibit 10.53

English Translation of Chinese Language Agreement

CHINA BRIGHT GROUP CO., LTD.

and

PYPO HOLDINGS (HK) COMPANY LIMITED

EQUITY INTERESTS TRANSFER AGREEMENT

relating to

BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED

October 15, 2007

This Equity Interests Transfer Agreement (this “Agreement”) is entered into by and among the following parties:

Transferor:	China Bright Group Co., Ltd.
Legal Representative: KAM Yuen
	Nationality: Hong Kong, China	Title: Chairman
Address: Suite A, 36F, Bank of China Tower, 1 Garden Road, Central, Hong Kong

Transferee:	PYPO Holdings (HK) Company Limited
Legal Representative: KAM Yuen
	Nationality: Hong Kong, China	Title: Director
Address: Offshore Chambers, P.O. Box 217, Aoia, Samoa

Each of the Transferor and the Transferee is a “Party”, and they are collectively referred to as the “Parties”.

WHEREAS:

1. Beijing Pypo Technology Group Company Limited (the “Company”) is a limited liability company registered and incorporated in Beijing, China, on October 30, 2003 (the “Registration Date”);

2. The Company was changed to a foreign joint venture (foreign capital sourced from Hong Kong) in June 2006 upon the approval of the examination and approval authority. Each of the Transferor and Style Technology Development Limited holds 50% equity interests of the Company.

3. The board of director of the Company has held a meeting on October 15, 2007 and has agreed that the Transferor shall transfer the 50% equity interests in the Company held by it (the “50% Equity Interests” or “Equity Interests”) to the Transferee.

The Transferor agrees to transfer the 50% Equity Interests held by it to the Transferee, and the Transferee agrees to accept the 50% Equity Interests. Therefore, the Parties hereby agree to and shall abide by the following:

Article 1     Equity Interests Transfer

1.1	The Parties hereby confirm that the Transferor will transfer the 50% Equity Interests held by it to the Transferee and the Transferee will accept the 50% Equity Interests.

1.2	The Parties agree to execute necessary documentations, submit such documentations to the examination and approval authority for approval, and amend applicable registrations with the corporate registration authority.

Article 2     Consideration for the Transfer of the Equity Interests and Payment Method

2.1	The consideration for the transfer of the 50% Equity Interests (the “Transfer Consideration”) shall be an amount of Hong Kong Dollars equivalent to the amount of RMB one hundred and eighty-six million, five hundred and six thousand, four hundred and fifty yuan [RMB186,506,450].

2.2	The Transferee shall pay the Transferor 60% of the Transfer Consideration within six months upon the date of the registration with the Administration for Industry and Commerce for the transfer of such Equity Interests, and 40% of the Transfer Consideration within one year upon the date of the registration with the Administration for Industry and Commerce for the transfer of such Equity Interests.

2.3	The Transferee agrees to pay the total or part of the Transfer Consideration to the account designated by the Transferor pursuant to the payment instructions given by the Transferor.

Article 3     Closing

3.1	Upon the effectiveness date of this Agreement, the Transferor shall enjoy the rights and interests and assume the obligations and responsibilities associated with the 50% Equity Interests under the articles of association and/or the joint venture contract of the Company.

Article 4     Liabilities for Breach of Contract

4.1	Unless otherwise specified herein, if either Party fails to perform any conditions, responsibilities or obligations prescribed under this Agreement in whole or in part, and fails to perform such conditions, responsibilities or obligations in whole or in part within 14 days upon receipt of the notice from the non-breaching Party, the non-breaching Party is entitled to file a civil lawsuit against the breaching Party to claim for all the losses, costs and expenses caused due to the breach of contract, and the breaching Party shall fully compensate the non-breaching Party.

4.2	The fact that the non-breaching Party claims compensation against the breaching Party shall not prevent the non-breaching Party from enjoying any other statutory remedies for breach of contract.

Article 5     Governing Laws and Settlement of Disputes

5.1	The consummation, interpretation and performance of this Agreement, including but not limited to any dispute arising from or relating to this Agreement, shall be governed by the laws of China.

5.2	All disputes resulted from the performance of or relating to this Agreement shall be settled through friendly negotiation between the Parties. If the dispute cannot be settled through negotiation within sixty days upon the occurrence of the dispute, either Party may submit such dispute to a competent court in China of the place where this Agreement is executed.

5.3	This Agreement shall continue to be performed during the litigation except for the part under dispute.

Article 6     Confidentiality

6.1	The Parties agree to keep this Agreement confidential from any third party before this Agreement is submitted to the examination and approval authority for approval.

6.2	In addition to Article 6.1, neither Party shall, at any time, make any disclosure of any terms or conditions of this Agreement to any third party, except for:

A	Disclosures to its financial, legal or other professional consultants;

B	Disclosures made pursuant to laws and regulations;

C	Disclosures required by government authorities or judiciary administration;

D	Disclosures for achieving the purpose of this Agreement.

Article 7     Effectiveness and Termination of This Agreement

7.1	This Agreement shall be submitted to the examination and approval authority for approval and will come into effect on the date when such approval is granted. Any amendment or supplement to this Agreement shall be made in the form of written contract executed by the Parties and shall come into effect only after such written contract has been approved by the original examination and approval authority.

7.2	This Agreement will be terminated on the date when all the terms of this Agreement have been completely performed.

Article 8     Miscellaneous

8.1	No failure or delay to exercise any rights, powers or privileges under this Agreement, or any other agreement connected to this Agreement, or any rights, power or privileges under such other agreements by either party shall be regarded as a waiver of such rights, powers or privileges. The single or partial exercise of any such rights, powers or privileges shall not obstruct the further exercise of such rights, powers or privileges in future.

8.2	The invalidity of any terms hereof shall not affect the validity of any other terms hereof.

8.3	This Agreement shall constitute the definite agreement between the Parties on all issues in relation to the transfer of the 50% Equity Interests and shall replace all prior discussions, negotiations and agreements between the Parties.

8.4	The articles and titles of this Agreement are provided for the purpose of facilitating the reading of this Agreement and shall not affect the interpretation of any relevant contents herein.

8.5	This Agreement is written in Chinese and has five counterparts, one counterpart for the examination and approval authority, one for the registration authority, one for each Party, and one for the Company for its record.

[Signature page to Equity Interests Transfer Agreement]

This Agreement is executed by the Parties in Haidian District, Beijing, China.

Transferor: China Bright Group Co., Ltd.

Authorized Representative:	/s/ KAM Yuen (company seal)

Transferee: PYPO Holdings (HK) Company Limited

Authorized Representative:	/s/ KAM Yuen (company seal)